UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-134461-05

                      Novastar Mortgage Funding Corporation
              (Exact name of registrant as specified in its charter)

                8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114
                                  (816) 237-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   NovaStar Mortgage Funding Trust, Series 2006-6
         NovaStar Home Equity Loan Asset-Backed Certificates, Series 2006-6
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [X]

          Approximate number of holders of record as of the certification or notice date:  Less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                               NovaStar Mortgage, Inc.
                                              (Depositor)

                                           /s/: Matt Kaltenrieder
                                           Name: Matt Kaltenrieder
                                           Title:  Vice President

     Date:  January 16, 2007